UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

AMICUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amicus Therapeutics, Inc. Cash Deferral Plan

The Board of Directors (the “Board”) of Amicus Therapeutics, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee (the “Compensation Committee”), reviewed and approved the Company’s Cash Deferral Plan (the “Cash Deferral Plan”) on July 1, 2014, which provides certain key employees and other service providers as selected by the Compensation Committee, including the Company’s currently employed named executive officers and non-employee directors (the “Participants”), with an opportunity to defer the receipt of such Participant’s base salary, bonus and director’s fees, as applicable (the “Compensation”). The Cash Deferral Plan provides Participants the ability to elect to defer the receipt of such Compensation in either a dollar amount or a specified percentage to a later date in accordance with the terms of the Cash Deferral Plan.  Such election becomes irrevocable for the next calendar year on December 31st; provided, however, that an initial election shall become irrevocable 30 days after a Participant is first eligible to participate in the Cash Deferral Plan for that calendar year. The Board adopted the Cash Deferral Plan, which is administered by the Compensation Committee, to provide each Participant with an opportunity to defer taxation generally applicable to such Compensation.

After a deferral election is made, the amount of Compensation the Participant elects to defer will be credited by the Company to a bookkeeping account maintained for the Participant.  The Participant may make periodic hypothetical investments of the funds in such account and any income, gains and losses from the Participant’s deemed investments will be credited to the Participant’s account.  A Participant will be fully vested in all amounts in such account, including all deemed income, gains, and losses attributable thereto.

During a Participant’s service with the Company, generally a Participant may elect to receive distribution of any deferral in the form of a lump sum, installment payments, or a combination of both.  Distribution of the deferred amount will be made as soon as practicable after (but no later than 60 days after) the applicable distribution date elected by the Participant.  Generally, a Participant may elect to re-defer receipt of any previously deferred Compensation for an additional period of not less than five years by filing a subsequent election with the Compensation Committee (acting as plan administrator) on or before the close of business at least one year before the date on which the distribution would otherwise be paid.

The undistributed balance of a Participant’s account is immediately payable as a lump sum following a Participant’s death (in which case the lump sum shall be payable to the Participant’s beneficiary), Disability (as such term is defined in the Cash Deferral Plan), upon a Change in Control (as such term is defined in the Cash Deferral Plan) of the Company or upon such Participant’s separation of service from the Company.

All amounts deferred under the Cash Deferral Plan will continue for all purposes to be a part of the general funds of the Company and the Participants will be general creditors of the Company with respect to the amounts deferred, including all deemed income, gains, and losses attributable thereto.

The foregoing summary of the Cash Deferral Plan is qualified in its entirety by reference to the Cash Deferral Plan, which is included as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amicus Therapeutics, Inc. Cash Deferral Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: July 2, 2014	By:	/s/ WILLIAM D. BAIRD III
	Name:	William D. Baird III
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amicus Therapeutics, Inc. Cash Deferral Plan